EXHIBIT 99(p)(2)

                  CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

      Mercury Senior Floating Rate Fund, Inc., a holder of beneficial interests in the amount of $100,000, of Master Senior Floating Rate Trust (the "Trust"), does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                         Mercury Senior Floating Rate Fund, Inc.


                                         By: /s/ Terry K. Glenn
                                            ------------------------------------
                                             Name: Terry K. Glenn
                                             Title: President

Dated: October 6, 2000